EXHIBIT 99.1

Clearfield Reports Fiscal Third Quarter 2019 Results

National Carrier Revenue up 46% Year-over-Year, Driven by Strong Market Adoption of FieldShield Pushable Fiber and FieldSmart Fiber Management Solutions

MINNEAPOLIS, July 25, 2019 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communications providers, reported results for the fiscal third quarter ended June 30, 2019.

Fiscal Q3 2019 Financial Summary
(in millions except per share data and percentages)	Q3 2019	vs. Q3 2018	Change
Revenue	$21.9	$21.5	$0.4

Gross Profit ($)	$8.4	$8.5	$(0.1)
Gross Profit (%)	38.4%	39.5%	-1.1%

Income from Operations	$1.5	$2.4	$(0.9)
Income Tax Expense	$0.5	$0.8	$(0.3)

Net Income	$1.3	$1.8	$(0.5)
Net Income per Diluted Share	$0.10	$0.13	$(0.03)

Fiscal Q3 YTD 2019 Financial Summary
(in millions except per share data and percentages)	2019 YTD	vs. 2018 YTD	Change
Revenue	$61.1	$55.2	$5.9

Gross Profit ($)	$23.4	$22.4	$1.0
Gross Profit (%)	38.3%	40.6%	-2.3%

Income from Operations	$3.0	$2.5	$0.5
Income Tax Expense	$0.8	$0.5	$0.4

Net Income	$2.7	$2.4	$0.3
Net Income per Diluted Share	$0.20	$0.18	$0.02

Management Commentary
“During the third quarter, we continued to build on our track record of growth and move closer toward achieving our full year guidance for 2019,” said Clearfield CEO, Cheri Beranek. “Revenue was up 2% year-over-year to $21.9 million, which was driven primarily by the strong performance achieved in our National Carrier business, partially offset by softer demand in other segments of our markets.

“For the nine-month period ended June 30, 2019, revenue of $61.1 million was 11% higher than the previous nine months in fiscal 2018. Revenue was up in all of our markets compared to the prior year period, with the strongest growth in our International and National Carrier businesses, which both experienced 20%+ growth compared to the prior nine-month period.

“Looking at the third quarter in more detail, gross margin of 38.4% was above what we are forecasting for the full year. During the quarter, we increased our U.S.-based production space to create a dedicated R&D test lab and to enhance our industry-leading on-time deliveries and short lead times. While the challenges of product tariffs remain the same as last quarter, we have a comprehensive supply chain strategy in place for ongoing cost reductions, which includes an expansion of our capacity in our Mexico-based facility. We expect these changes will improve margins, reduce the impact of the tariff requirements and create both operational efficiencies and leverage in the long term.

“In lock-step with these efforts, we are also positioning Clearfield for more robust growth opportunities, particularly related to 5G. Much of today’s work in 5G is addressing the new product requirements for the “meet-me,” or demarcation points of wireless and wireline network convergence as well as market densification of the small cell network. You can look for Clearfield to announce some of these products as they enter the market toward the end of this year.

“With net income of $1.3 million for the quarter, we built on our strong track record of profitability, generating 5.9% net margin for the quarter, and bringing our nine-month net margin to 4.4%, which is comfortably within our previously announced guidance of 3% to 5% for the year. Overall, we are encouraged by the strong position we have developed in our markets and the progress we have made toward achieving our fiscal 2019 guidance.”

Fiscal Q3 2019 Financial Results
Revenue for the third quarter of fiscal 2019 increased 2% to $21.9 million from $21.5 million in the same year-ago quarter. The increase was primarily due to increased sales to National Carrier customers, which increased approximately $1 million when compared to the third quarter of fiscal 2018.

Gross profit decreased 1% to $8.4 million, or 38.4% of revenue, from $8.5 million, or 39.5% of revenue, in the third quarter of fiscal 2018. The decrease in gross profit percent was due to tariff costs and product mix.

Operating expenses were $6.9 million, an increase of 13% compared to $6.1 million in the same year-ago quarter. The increase in the third quarter consists primarily of an increase of approximately $800,000 in compensation costs primarily due to additional sales and engineering personnel as well as external sales commission fees.

Income from operations was $1.5 million in the third quarter of fiscal 2019, in comparison to $2.4 million in the same year-ago quarter. Income tax expense decreased from $766,000 in the third quarter of 2018 to $454,000 in the third quarter of fiscal 2019. In the third quarter of fiscal 2019, net income was $1.3 million, or $0.10 per diluted share, in comparison to $1.8 million, or $0.13 per diluted share, in the same year-ago quarter.

At June 30, 2019, cash, cash equivalents and investments totaled $43.2 million, which compares to $35.5 million at September 30, 2018. The Company had no debt at quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) at June 30, 2019 decreased 2% to $5.6 million from $5.7 million at March 31, 2019, and no change from the same year-ago quarter.

Fiscal Nine Month 2019 Financial Results
Revenue increased 11% to $61.1 million for the nine months ended June 30, 2019 from $55.2 million during the same period in fiscal 2018.

Gross profit was $23.4 million, or 38.3% of revenue, for the nine months ended June 30, 2019, an increase of 4% from $22.4 million, or 40.6% of revenue, during the same period in fiscal 2018.

Operating expenses increased 3% to $20.4 million for the nine months ended June 30, 2019 from $19.9 million during the same period in fiscal 2018.

Income from operations totaled $3.0 million for the nine months ended June 30, 2019 compared to $2.5 million during the same period in fiscal 2018.

Income tax expense was $849,000 for the nine months ended June 30, 2019 as compared to $462,000 during the same period in fiscal 2018. Net income totaled $2.7 million, or $0.20 per diluted share, for the nine months ended June 30, 2019, an increase from $2.4 million, or $0.18 per diluted share, during the same period in fiscal 2018.

Fiscal 2019 Financial Outlook
Clearfield reiterates its guidance for fiscal 2019 revenue of between $83 million and $87 million. The Company expects gross profit as a percentage of total revenue to be near the top end of its previously forecasted range of 37% and 38%. As the Company discovers more opportunities, it expects to invest in additional personnel, product development and product testing to capitalize on them. As a result, the Company expects its operating expenses to be near the top end of its previously forecasted range of 31% and 33% of total revenue. The Company also reiterates its guidance for net income as a percentage of revenue to be between 3% and 5%.

Conference Call
Clearfield management will hold a conference call today, July 25, 2019 at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, July 25, 2019
Time: 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern Daylight Time on the same day through August 8, 2019.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13692492

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired active cabinet line, trends in and growth of the FTTx markets, market segments or customer purchases, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired active cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2018 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Gateway Investor Relations
949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2019	2018	2019	2018

Revenues	$21,892,244	$21,480,590	$61,065,759	$55,178,369

Cost of sales	13,479,617	12,988,545	37,681,191	32,798,083

Gross profit	8,412,627	8,492,045	23,384,568	22,380,286

Operating expenses
Selling, general and administrative	6,870,944	6,087,362	20,374,613	19,856,922
Income from operations	1,541,633	2,404,683	3,009,955	2,523,364

Interest income	212,894	116,549	517,474	331,650
Income before income taxes	1,754,527	2,521,232	3,527,429	2,855,014

Income tax expense	454,000	766,000	849,000	462,000

Net income	$1,300,527	$1,755,232	$2,678,429	$2,393,014

Net income per share:
Basic	$0.10	$0.13	$0.20	$0.18
Diluted	$0.10	$0.13	$0.20	$0.18

Weighted average shares outstanding:
Basic	13,446,289	13,430,503	13,422,885	13,441,619
Diluted	13,451,671	13,430,503	13,434,009	13,473,123

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) June 30, 2019	(Audited) September 30, 2018
Assets
Current Assets
Cash and cash equivalents	$6,030,842	$8,547,777
Short-term investments	14,638,219	8,930,225
Accounts receivable, net	9,302,944	12,821,258
Inventories, net	9,424,262	10,050,135
Other current assets	883,613	742,136
Total current assets	40,279,880	41,091,531

Property, plant and equipment, net	4,470,145	4,744,584

Other Assets
Long-term investments	22,519,000	17,974,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	5,242,689	5,482,555
Other	202,856	227,461
Total other assets	32,673,056	28,392,527
Total Assets	$77,423,081	$74,228,642

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,566,900	$2,363,380
Accrued compensation	2,247,934	2,048,904
Accrued expenses	280,484	568,507
Total current liabilities	4,095,318	4,980,791

Other Liabilities
Deferred taxes – long-term	104,935	104,935
Deferred rent	251,759	268,040
Total other liabilities	356,694	372,975
Total Liabilities	4,452,012	5,353,766
Commitment and contingencies
Shareholders’ Equity
Common stock	136,519	136,466
Additional paid-in capital	56,901,470	55,483,759
Retained earnings	15,933,080	13,254,651
Total Shareholders’ Equity	72,971,069	68,874,876
Total Liabilities and Shareholders’ Equity	$77,423,081	$74,228,642

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Nine Months Ended June 30,	Nine Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$2,678,429	$2,393,014
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,613,394	1,546,661
Change in allowance for doubtful accounts	210,000	-
Amortization of discount on investments	(43,601)	-
Deferred income taxes	-	(384,000)
Loss on disposal of assets	-	(20,358)
Stock-based compensation expense	1,535,628	1,488,304
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	3,308,314	(2,413,875)
Inventories, net	625,873	1,546,081
Other current assets	(116,872)	289,305
Accounts payable, accrued expenses and deferred rent	(901,754)	(146,317)
Net cash provided by operating activities	8,909,411	4,298,815

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(1,099,089)	(920,356)
Purchase of investments	(17,444,393)	(5,403,075)
Proceeds from Sale of property, plant, and equipment	-	83,052
Business acquisition	-	(10,350,000)
Proceeds from maturity of investments	7,235,000	4,444,000
Net cash used in investing activities	(11,308,482)	(12,146,379)

Cash flows from financing activities:
Repurchases of common stock	-	(1,371,414)
Proceeds from issuance of common stock under employee stock purchase plan	313,891	297,860
Proceeds from issuance of common stock	24	21,174
Tax withholding related to vesting of restricted stock grants	(431,779)	(348,527)
Net cash used in financing activities	(117,864)	(1,400,907)
Decrease in cash and cash equivalents	(2,516,935)	(9,248,471)
Cash and cash equivalents at beginning of period	8,547,777	18,536,111
Cash and cash equivalents at end of period	$6,030,842	$9,287,640

Supplemental cash flow information
Cash paid during the year for income taxes	$1,081,068	$48,987

Non-cash financing activities
Cashless exercise of stock options	$17,390	$5,782